Exhibit 99.1

        Gregory K. Hinckley Named to UNOVA Board of Directors

    EVERETT, Wash.--(BUSINESS WIRE)--July 23, 2004--UNOVA, Inc. (NYSE:UNA), of Everett, Wash., has named Gregory K. Hinckley, of Portland, Oregon, to its Board of Directors and its Audit and Compliance Committee.
    Hinckley is president and chief operating officer of Mentor Graphics Corp., of Wilsonville, Oregon, a leading provider of electronic design automation software and systems used by engineers to design, simulate and test electronic components such as integrated circuits and printed circuit boards.
    Hinckley, 57, joined Mentor in 1997 as executive vice president, chief operating officer and chief financial officer. He additionally was named president and a company director in 1999.
    Prior to joining Mentor, Hinckley served as chief financial officer of VLSI Technology, Inc., a semiconductor manufacturer and earlier served as CFO at Crowley Maritime Corp. and Bio-Rad Laboratories.
    A graduate of Claremont with degrees in math and physics, Hinckley was a Fulbright Scholar at Nottingham University in England, where he studied applied mathematics. In addition, he holds a master's degree in applied physics from the University of California, San Diego, and an MBA from Harvard. He is on the board of the Portland Opera, Amkor Technology, Inc., a leading supplier of integrated circuit, test and assembly services and ArcSoft, Inc., a leading provider of OEM multimedia software for consumer electronic applications.
    Unova expanded its board from nine to ten members with Mr. Hinckley's election.
    UNOVA is a leading supplier of automated data collection, wireless networking and mobile computing systems. The company also designs and builds manufacturing systems, primarily for the global automotive and aerospace industries. For more information, visit www.unova.com.

    CONTACT: UNOVA Investor Relations
             Kevin McCarty, 425-265-2472
             kmccarty@unova.com